Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Provides Information about its Reserved

Shares at Request from CONSOB

July 2, 2010 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) provides hereinbelow information at request from CONSOB.

As disclosed in the Company’s July 1, 2010 press release, the Company had, as of June 29, 2010, 11.6 million unreserved shares and 74.9 million reserved shares.

The Company’s unreserved shares are available for financings, subject to, among other things, approval by the Company’s Board of Directors (the “Board of Directors”). If the Company elects to raise additional capital by issuing additional shares, there can be no assurance that it will be able to do so on terms that are favorable to the Company or at all.

The aforesaid total number of 74.9 million shares is composed of the following amounts:

1)	approximately 34.4 million shares are reserved under the Company’s 2007 Equity Incentive Plan in favor of employees and directors of the Company, of which 0.9 million shares are reserved for stock options already granted and 33.5 million shares are reserved for future grants of stock options (such amount is not freely available for financings and can not be released by a simple resolution of the Board of Directors);

2)	approximately 1.5 million shares are reserved under the Company’s 2007 Employee Stock Purchase Plan for the Company’s employees (such amount is not freely available for financings and can not be released by a simple resolution of the Board of Directors);

3)	approximately 39 million shares are reserved for issuance upon exercise of previously issued warrants and convertible notes—there can be no assurance that the holders of the warrants will exercise their warrants.

www.celltherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that that may impact the Company, include that the Company may not use its unreserved or reserved shares available for financings and even if the Company undertakes a financing(s) with such shares, the Company cannot make any guarantees or assurances that the terms of such financing(s) will be on favorable terms to the Company, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

www.celltherapeutics.com